                                                                      EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report, dated February 16, 2001 included in this Annual Report on Form 10-K into the following previously filed American States Water Company and Southern California Water Company registration statements:


 Registration Form   Registration No.     Effective Date
       S - 8              33-71226       November 4, 1993
       S - 3             333-68201      December 16, 1998
       S - 3             333-68299      December 22, 1998
       S - 3             333-88979       October 26, 1999


It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

Los Angeles, California
February 26, 2001